Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Strategic Partners Opportunity Funds:

We consent to the incorporation by reference, in this registration statement, of our reports dated April 26, 2006 on the statements of assets and liabilities of the New Era Growth Fund, Jennison Select Growth Fund and Dryden Strategic Value Fund, each a portfolio of the Strategic Partners Opportunity Funds (hereafter referred to as the “Funds”), including the portfolios of investments, as of February 28, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectus and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

May 31, 2006